ADDENDUM

To Transfer Agency and Service Agreement

between

Ridgeworth Funds

and

Boston Financial Data Services, Inc.

This Addendum (“Addendum”), is made as of April 29, 2014, (the “Addendum Effective Date”), by and between Boston Financial Data Services, Inc., (the “Transfer Agent”) and Each of the Ridgeworth Funds, individually and not jointly, as listed on Schedule A (the “Fund” or “Funds”) to the Transfer Agency and Service Agreement dated August 20, 2010, (the “Agreement”).

NOW THEREFORE, the parties agree the Agreement is supplemented as follows:

1.	Background. Transfer Agent has enhanced its lost shareholder, escheatment, and shareholder outreach business line to assist its clients with their federal and state unclaimed property requirements (the “UPA Services”). The UPA Services are provided by the Transfer Agent and/or its third party subcontractor (the “UPA Subcontractor”) on behalf of the Transfer Agent. The Transfer Agent advises the Fund that as of the date of this Addendum the UPA Subcontractor is Venio LLC d/b/a Keane.

2.	UPA Services. Subject to each Fund’s payment of the fees for the UPA Services set forth on Exhibit B attached hereto (the “UPA Services Fee”), Transfer Agent agrees to provide and/or have UPA Subcontractor provide, as applicable, to each Fund the UPA Services described on Exhibit A attached hereto.

3.	Integration. This Addendum shall be integrated into and form part of the Agreement as of the Addendum Effective Date. In the event of any inconsistency between this Addendum and the Agreement, this Addendum shall control. Except as supplemented herein, the remaining terms and provisions of the Agreement shall not be affected by this Addendum and shall continue in full force and effect.

4.	Liability. The Transfer Agent’s aggregate liability during any term of this Addendum with respect to, arising from or arising in connection with this Addendum, or from all services provided or omitted to be provided by the Transfer Agent under this Addendum for all of the Funds subject to this Addendum, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the aggregate of the amounts actually received hereunder by the Transfer Agent as fees and charges, but not including reimbursable expenses, for all of the Funds covered by this Addendum during the three (3) calendar months immediately preceding the first event for which recovery from the Transfer Agent is being sought.

Signatures on following page

Ridgeworth Funds

ADDENDUM

Signature Page

IN WITNESS WHEROF, Transfer Agent and each Fund have caused this Addendum to be executed by their respective duly authorized representatives as of the Addendum Effective Date.

BOSTON FINANCIAL DATA SERVICES, INC.	EACH OF THE RIDGEWORTH FUNDS INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A

By:	By:
Name:	Name:
Title:	Title:
As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

Ridgeworth Funds

Exhibit A

Description of UPA Services

Dated: April 29, 2014

Please check the Services the Transfer Agent is instructed to perform:

☐	Lost Shareholder Services:

The Transfer Agent will perform the two SEC mandated searches, utilizing the DST Lost Shareholder Recovery Program and Third Party Vendor.

☐	Inactive Outreach Services:

1.	Transfer Agent will identify all RPO accounts unresponsive to the two required SEC searches, accounts reflecting outstanding checks, and accounts that have been inactive for at least two years.

2.	Transfer Agent will send a file of these accounts to the UPA Subcontractor for discretionary search and research purposes to identify the shareholder as deceased. If beneficiary is located accounts will follow the UPA Subcontractor legal claimant process. The UPA Subcontractor will mail a confirmation letter for RPO accounts and outstanding checks to newly located address. Letter will instruct owners to contact Transfer Agent to update their account.

3.	Transfer Agent will identify all accounts where “date of last contact” exceeds two year and load these accounts into a UPA database to begin the outreach program to keep these accounts in an active shareholder status.

4.	Transfer Agent will mail letters to inactive accounts requesting the dealer and/or shareholder to contact Transfer Agent to keep their account in an active status.

5.	Standard Summary Reports will be provided to the Fund upon completion of the outreach services detailing the results of the effort.

☐	Escheatment Services:

1.	Transfer Agent will support the escheatment of account assets based on applicable state rules. Transfer Agent will capture and maintain customer contact type and date via DST Mainframe.

2.	Transfer Agent will support the due diligence mailings based on state mailing schedules utilizing DSTO as the print vendor.

3.	Transfer Agent will escheat property to the applicable states based on state remittance schedules.

Ridgeworth Funds

Exhibit B

Escheatment and UPA Services Fees

Dated: April 29, 2014

In consideration of the provision of the UPA Services set forth in this Addendum, each Fund shall pay the Transfer Agent the following Services Fees. The UPA Services Fees and any out-of-pocket expenses incurred by the Transfer Agent in connection with providing the UPA Services hereunder shall be paid by each Fund in accordance with Section 3.2 (Reimbursable Expenses) and Section 3.5 (Invoices) of the Agreement.

Implementation Fee:	waived

Annual Base Fee:	$17,500.00 per year

External Data Feed Fee:	$500.00 per data feed execution

Reportable CUSIP Fee:	$250.00 per CUSIP

Escheated Item Fee:	$5.00 per item

Reimbursable Expenses:	Billed as incurred

4

Ridgeworth Funds